Exhibit 4.1
Consent of Christopher Lee
     I, Christopher Lee, hereby confirm that I have read the Notice of Meeting and Management Information Circular of Aurora Energy Resources Inc. (“Aurora”) dated March 20, 2009 (the “Circular”) relating to the special meeting of shareholders of Aurora to approve the amalgamation of Aurora and 59801 Newfoundland & Labrador Inc., which Circular incorporates by reference the annual information form of Fronteer Development Group Inc. (“Fronteer”) dated March 27, 2008 for its year ended December 31, 2007 (the “AIF”).
     I hereby consent to the use of my name and being identified as a “qualified person” in connection with references to (a) my preparation or involvement in the preparation of the following technical reports in the Circular or other documents incorporated by reference therein: (i) the technical report dated August 1, 2007 entitled “Technical Report on the Agi Dagi Gold Property, Çanakkale Province, Turkey” prepared together with Ian Cunningham-Dunlop, (ii) the technical report dated August 1, 2007 entitled “Technical Report on the Kirazli Gold Property, Çanakkale Province, Republic of Turkey” prepared together with Ian Cunningham-Dunlop, (iii) the technical report dated April 7, 2008 and amended on August 28, 2008 entitled “An Update on the Exploration Activities of Aurora Energy Resources Inc. on the CMB Uranium Property, Labrador, Canada, During the Period January 1, 2007 to December 31, 2007, Part II – CMB Mineral Resources” prepared together with Ian Cunningham-Dunlop, (iv) the amended technical report dated November 20, 2007 entitled “An Update on the Exploration Activities of Aurora Energy Resources Inc. on the CMB Uranium Property, Labrador, Canada, During the Period January 1, 2007 to October 31, 2007” prepared together with Gary Giroux, Dr. D.H.C. Wilton, Mark O’Dea, Jim Lincoln and Ian Cunningham-Dunlop and (v) the technical report dated July 28, 2008, as amended August 8, 2008, entitled “Technical Report on the Northumberland Project, Nye County, Nevada, USA” prepared together with Jim Ashton (collectively, the “Technical Reports”) and (b) my preparation or involvement in the preparation of the disclosure concerning Fronteer’s mineral properties and mineral resources in the AIF (the “AIF Disclosure”) incorporated by reference into the Circular. I further consent to the inclusion in the Circular and Fronteer’s registration statement on Form F-8 relating to the Circular filed with the United States Securities and Exchange Commission (the “Registration Statement”) of the AIF Disclosure and the Technical Reports (through the inclusion by way of incorporation by reference of the AIF and any other documents incorporated by reference in the Circular) and of extracts from or a summary of the AIF Disclosure and the Technical Reports in the Circular and the Registration Statement or any documents incorporated by reference therein.
     I also hereby confirm that I have read the AIF and the Technical Reports and extracts from or a summary of the AIF Disclosure and the Technical Reports contained in the Circular and the Registration Statement by way of incorporation by reference of the AIF and any other documents incorporated by reference and that I have no reason to believe there are any misrepresentations in the information contained therein that is derived from the AIF Disclosure or the Technical Reports or that is within my knowledge as a result of the services that I have performed in connection with the AIF Disclosure and the Technical Reports.

March 20, 2009	(signed) Christopher Lee
Christopher Lee, M.Sc., P. Geo